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                         September 6, 2023

       David Field
       Chief Executive Officer
       Audacy, Inc.
       2400 Market Street, 4th Floor
       Philadelphia, PA 19103

                                                        Re: Audacy, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 4, 2023
                                                            File No. 001-14461

       Dear David Field:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program